EXHIBIT 99.1

 PRESS RELEASE

Leading supplier of foundry chemicals now launching

ASK Chemicals starts business as unification of Süd-Chemie’s and Ashland’s worldwide foundry chemical activities

Süd-Chemie AG, Munich, and Ashland Inc. (NYSE: ASH) with headquarters in Covington, Kentucky (USA), today completed the combination of their worldwide activities in the foundry chemical sector, thus expanding the partners’ long-term existing alliance in Europe. The expanded joint venture – based in Hilden, Germany – will operate with the name ASK Chemicals GmbH. Following approval by the regulatory authorities and compliance with all other closing conditions, the joint venture agreements signed by the partners in July 2010 have now taken effect. Ashland and Süd-Chemie each hold a fifty-percent share in ASK Chemicals GmbH, while operations management leadership lies with Süd-Chemie.

The joint venture creates a world-leading supplier of additives and supplies for the foundry industry, including relevant services in the field of application technology. ASK Chemicals, with approximately 1,300 regular employees in the Americas, Asia and Europe, will offer its worldwide customers premium all-in-one solutions for the increasing technological requirements of modern foundries.

ASK Chemicals GmbH comprises Ashland-Südchemie-Kernfest GmbH, Hilden, a 50-50 joint venture formed by both partners in 1970 and previously operating solely in Europe, as well as all other assets and employees belonging to Süd-Chemie’s business unit for Foundry Products and Specialty Resins, and Ashland´s Casting Solutions business unit.

Dr. Hans Jürgen Wernicke, managing board vice chairman of Süd-Chemie AG, and Ted Harris, president of Ashland Performance Materials, under which the Casting Solutions business unit previously operated, are focused on the newly expanded joint venture realizing growth potential as a result of combining the foundry know-how offered by both partners, widening the product range and making use of existing distribution channels and market synergies in the Americas, Asia and Europe – notably in the fast-growing foundry markets of Latin America, Northeast Asia and Eastern Europe.

Munich, Germany and Covington, Kentucky, 1 December 2010

Media and Investor Relations Enquiries to:
Süd-Chemie AG	Ashland Inc.
Corporate Communications	Media Relations: Jim Vitak
Patrick Salchow, Jochen Orlowski	Ph. +1 614 790-3715
Ph. +49 (0) 89 5110-250, -247	Investor Relations: David Neuberger
Ph. +1 859 815-4454

About Süd-Chemie
Süd-Chemie (www.sud-chemie.com) is a publicly quoted (Security Identification Number ISIN: DE0007292005; WKN: 729200) specialty chemicals company headquartered in Munich, Germany and operating on a worldwide scale. Key markets served by its Adsorbents Division include the consumer goods, packaging and foundry industries, as well as water treatment. Products manufactured by the Catalysts Division offer solutions for the chemical, petrochemical and refinery industries, for energy storage and hydrogen production, as well as off-gas purification. The common denominator of all Süd-Chemie products and services is the efficient and sparing use of natural resources to enhance the quality of life for humans and the environment. The Süd-Chemie Group generated sales of EUR 1.1 billion in 2009, 85% of these outside Germany. On 30 September 2010, the Group employed 6,500 people in its 80 sales and production companies worldwide.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our five commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution.

About ASK Chemicals
ASK Chemicals GmbH offers customers high-quality, holistic solutions and innovative consultancy services tailored to the foundry materials sector. The new company demonstrates a high degree of customer orientation based on specific knowledge of its customers´ production processes. It also offers leading-edge expertise in both research and development and application engineering in the field of foundry chemistry. Its wide product range includes resins, binding agents, finishing tools, additives, feeder heads, filters, separating agents, metallurgical additives and cores. At the same time, the joint venture will continue to expand already successful activities in the segment of innovative and eco-friendly products for emission-free and emission-reduction moulding processes.

Activities incorporated into the ASK Chemicals joint venture comprise the Casting Solutions business unit operated by Ashland Inc., including its business and assets in the U.S., Canada, Mexico, Brazil, China, Russia, Japan, Australia, United Kingdom, Spain, Portugal, Italy, India and Korea; Süd-Chemie´s business unit for Foundry Products and Specialty Resins, which includes the subsidiaries SKW Giesserei GmbH, WD-Giesserei-Technik GmbH, Tecpro Corporation Inc., Süd-Chemie Hi-Tech Ceramics Inc., Ajay Metachem Süd-Chemie Pvt. Ltd., parts of Jiangsu Süd-Chemie Chemical Materials Co., Ltd.; as well as Ashland-Südchemie-Kernfest GmbH, a European joint venture operated by both partners since 1970, together with its subsidiaries.